Exhibit (d)(3)

Strictly Private and Confidential

February 2, 2014

John Hughes

Chairman of the Board

Ryan McKendrick

President and CEO

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, Illinois 60192

Dear John and Ryan:

In connection with the discussion of a potential transaction (the “Transaction”) involving Imerys SA (“Imerys”) and AMCOL International Corporation (the “Company”), transaction information has been made available to Imerys and the parties are discussing forms of a Transaction. “Transaction information” as used herein shall include, without limitation, information relating to Imerys and the Company, its affiliates and subsidiaries, the existence of a possible Transaction, Imerys’ interest in a possible Transaction, the fact that evaluation materials have been made available to Imerys and its representatives (which term as used herein shall be broadly interpreted to include affiliates, partners, members, managers, directors, officers, employees, agents, financial advisors, legal counsel and accountants), the fact that discussions or negotiations have taken place, are taking place or may take place between Imerys and the Company and its representatives concerning a possible Transaction (including, without limitation, the status thereof, any terms of a possible Transaction or proposal by Imerys, and any drafts of any offer letters, term sheets, letters of intent or agreements related to the Transaction), and the existence and terms of this letter agreement.

You agree that you shall, and shall direct your representatives to (i) use transaction information solely for the purpose of evaluating the potential Transaction, (ii) keep transaction information strictly confidential in accordance with the terms of this letter agreement and (iii) without prior written consent of Imerys, not disclose any transaction information to any person (which term as used herein shall be broadly interpreted to include any individual, corporation, partnership, limited liability company, group, governmental authority or other entity) except that you may disclose such information (a) to the members of your board of directors, and (b) to those of your senior officers (or persons with equivalent authority) and advisors who have a reasonable need to know for the purpose of evaluating whether to participate in the Transaction, provided they agree to keep such information confidential. If such disclosure is required by legal process or applicable law, the Company shall provide to the extent legally permissible written notice to Imerys and provide Imerys with the opportunity to comment on any such disclosure and, in any event, if such disclosure is required prior to entering into, or absent, a Transaction between the parties, the Company shall not refer to Imerys by name or in a manner with any description that is reasonably likely to result in identification of Imerys (solely by reason of the substance of disclosure made by the Company).

You shall be responsible for ensuring that your representatives adhere to the terms of this letter agreement as if such persons were original parties hereto, you shall be responsible for any breach of this letter agreement by you or any of your representatives and you agree, at your sole expense, to take all reasonable measures to avoid any prohibited or unauthorized disclosure or use of the transaction information described herein or other breach of this letter agreement by any of your representatives. The foregoing obligation shall not limit the remedies available to Imerys for any breach of this letter agreement by any of your representatives.

You understand that and agree that money damages may not be a sufficient remedy for any breach of this letter agreement by your or any of your representatives and, in addition to all other remedies that Imerys and its representatives may have at law or in equity and without limiting any of the foregoing, Imerys and any of its representatives shall be entitled to seek equitable relief, including, without limitation, an injunction and specific performance, as a remedy for any such breach and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

[signature page follows]

If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

IMERYS SA

By:	/s/ Denis Musson

	Name:	Denis Musson

	Title:	Group General Counsel and Corporate Secretary

CONFIRMED AND AGREED TO FEBRUARY 2, 2014:

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan F. McKendrick

Name: Ryan F. McKendrick

Title: President and Chief Executive Officer

[Signature Page to Supplemental Confidentiality Agreement]